EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use of our report dated February 23, 2007, relating to the consolidated financial statements of TransGlobe Energy Corporation (which report on the financial statements expressed an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference referring to changes in accounting principles that have a material effect on the comparability of the financial statements), appearing in the Annual Report on Form 40-F of TransGlobe Energy Corporation for the fiscal year ended December 31, 2006.

“signed”
February 23, 2007	Deloitte & Touche LLP
Calgary, Alberta, Canada	Independent Registered Chartered Accountants